Exhibit 8.1

LIST OF SUBSIDIARIES OF HOLLYSYS AUTOMATION TECHNOLOGIES LTD.

Subsidiaries	Jurisdiction of incorporation
Hollysys International Pte. Limited	Singapore
Hollysys (Asia Pacific) Pte. Limited	Singapore
Hollysys Automation India Private Limited	India
Gifted Time Holdings Limited	British Virgin Islands
Clear Mind Limited	British Virgin Islands
World Hope Enterprises Limited	Hong Kong
Concord Solution (HK) Limited	Hong Kong
Beijing Helitong Science & Technology Exploration Co., Ltd.	PRC
Hollysys Group Co., Ltd.	PRC
Beijing Hollysys Automation & Drive Co., Ltd.	PRC
Beijing Hollysys Co., Ltd.	PRC
Hangzhou Hollysys Automation Co., Ltd.	PRC
Hangzhou Hollysys System Engineering Co., Ltd.	PRC
Beijing Hollysys Electronics Technology Co., Ltd.	PRC
Beijing Hollycon Medicine & Technology Co., Ltd.	PRC
Beijing Haotong Science and Technology Development Co., Ltd.	PRC
Hollysys (Beijing) Investment Co., Ltd.	PRC
Xi’an Hollysys Co., Ltd.	PRC
Concord Electrical Pte. Ltd.	Singapore
Concord Corporation Pte. Ltd.	Singapore
Concord Electrical Sdn. Bhd.	Malaysia
Concord M Design and Engineering Company Limited	Macau
Bond Corporation Pte. Ltd.	Singapore
Bond M & E Pte. Ltd.	Singapore
Bond M & E Sdn. Bhd.	Malaysia
Bond M & E (KL) Sdn. Bhd.	Malaysia